Exhibit 10.2

FAIRPOINT COMMUNICATIONS, INC.

2010 Success Bonus Plan

(as amended and restated effective October 13, 2010

1.                                       Effective Date.  This 2010 Success Bonus Plan (the “Plan”) of FairPoint Communications, Inc. (the “Company”) is effective as of the “Effective Date” (within the meaning of the joint plan of reorganization that the Company and each of its direct and indirect subsidiaries have filed under chapter 11 of title 11 of the United States Code).  The Plan shall remain in effect until the payment of all benefits earned and payable hereunder.

2.                                       General.  The Plan shall consist of a single cash bonus payment to be made to each Participant (as defined in Section 3 below) on or about the Effective Date.  The compensation provided under the Plan is intended to be in addition to bonus compensation payable to Participants under the Annual Incentive Plan (“AIP”); however no other bonus shall be payable to such Participants on or prior to the Effective Date other than the AIP and this 2010 Success Bonus Plan.

3.                                       Participants Covered.  Each person listed on Exhibit A (subtitled “Success Bonus as a Percent of Base Salary”) shall become a participant in the Plan as of the Effective Date (each such person, a “Participant”).  The Company’s Board of Directors (the “Board”) or the Board’s Compensation Committee (the “Committee”) may elect to add additional participants in the Plan after approval of the Plan by the Board on March 3, 2010 (the “Adoption Date”) with the prior consent of the Lender Steering Committee (as defined in the joint plan of reorganization referenced in Section 1 above), and any such individual shall be considered to be a Participant as of the date specified by the Board in a written notice setting forth for the individual the terms and conditions associated with his or her participation in the Plan.

4.                                       The Success Bonus Program.  The Plan offers a one-time cash incentive payment to Participants to motivate and reward them for achieving specified financial and operating goals in connection with the Company’s financial restructuring.

a.                                       Bonus Formula.  Exhibit B sets forth the “Success Bonus Performance Measures” and the “Scaler” according to which the Committee will determine the cash bonuses payable to Participants pursuant to the Plan; provided that in all events, the total amounts awarded, and paid, pursuant to the Plan shall be capped at one million eight hundred thousand dollars ($1,800,000) in the aggregate; and provided further that the relative weighting of each performance measure shall be 67% for Cumulative EBITDAR (Consolidated EBITDAR minus Consolidated Capital Expenditures, each as defined in the Debtor-in-Possession Credit Agreement dated as of October 27, 2009, as amended), and 11% for each of (i) “Calls answered within 20 seconds”; (ii) “Monthly Average of Installation

Appointments Not Met for Company Reasons”; and (iii) “Monthly Average of Repair Appointments met on time”; and provided further that the Committee may make its determinations by taking into account or disregarding any extraordinary natural events relevant to any performance measures or results. Notwithstanding the references in Exhibit B to the “Success Bonus Scaler”, it shall be eighty percent (80%) regardless of the month and year hereafter in which the Effective Date occurs.  Further, the accrual of Success Bonuses will cease to increase after December 31, 2010.

b.                                      Individual Bonus Amounts.  The actual amount payable to a Participant (the “Bonus”) shall be determined by the Committee according to the table set forth in Exhibit A.   Further, the Committee shall have the right to increase, reduce or eliminate all or part of a Participant’s Bonus prior to payment thereof based on individual performance or any other factors that the Committee, in its discretion, shall deem appropriate; provided that, subject to Section 4.d. hereof,  no employee who was awarded a portion of the Success Bonus pool before March 4, 2010 will receive less than the amount originally earned by such employee under the Success Bonus Plan, and any additional amounts may be awarded by the Company’s Chief Executive Officer in his discretion (subject to the approval of the pre-emergence Board of Directors) to new and existing employees (other than Paul Sunu, who is eligible to receive 25% of the amount that David L. Hauser would have been eligible to receive under the Success Bonus Plan, it being understood that David L. Hauser shall not receive any amount under the Success Bonus Plan).

c.                                       Vesting.  A Participant shall vest in the right to receive a Bonus on the earliest to occur of (i) the occurrence of the Effective Date, or (ii) the date of the “Qualifying Termination” as defined in Section 4(e) below (the first such date to occur, the “Vesting Date”).   Notwithstanding the foregoing, a Participant shall forfeit any right to any Bonus if, prior to the Effective Date, the Participant’s employment with the Company and its direct and indirect subsidiaries is terminated for any reason other than a Qualifying Termination.

d.                                      Payment of Bonus.  Except as provided in Section 4.b. and herein, the Company shall pay each Participant who has vested in the right to receive a Bonus pursuant to Section 4.c. an amount equal to 100% of the Participant’s Bonus (as determined under Section 4.b.) in a cash lump sum within 30 days following the Effective Date; provided that if the Participant’s employment has been terminated due to a Qualifying Termination before the Effective Date, the Participant’s Bonus shall be determined by substituting, for 100%, a lesser percentage determined on a pro rated basis by comparing the Participant’s days of employment between November 1, 2009 and the Qualifying Termination date, to the total days from November 1, 2009 through the Effective Date.

e.                                       “Qualifying Termination” means the Participant’s termination of employment with the Company and its direct and indirect subsidiaries (i) due to the Participant’s death or disability, or (ii) “Involuntary Termination” meaning termination of a Participant’s continuous service with the Company without “Cause” (as defined in Section

4(f) below) by the Company or an affiliate or successor thereto, as appropriate, occurring on or after the Adoption Date.

f.                                         “Cause” means (i) the refusal or neglect of the Participant to perform substantially his or her employment related duties, (ii) the Participant’s personal dishonesty, incompetence, willful misconduct or breach of fiduciary duty, (iii) the Participant’s conviction of a crime constituting a felony (or a crime or offense of equivalent magnitude in any jurisdiction) or his or her willful violation of any other law, rule, or regulation (other than a traffic violation or other offense or violation outside of the course of employment which in no way adversely affects the Company or its reputation or the ability of the Participant to perform his or her employment related duties or to represent the Company) or (iv) the material breach by the Participant of any applicable written policy of the Company or any Subsidiary; provided that, with respect to any Participant who is party to an employment agreement with the Company or a Subsidiary, “Cause” shall have the meaning specified in such Participant’s employment agreement.  The determination as to whether “Cause” has occurred shall be made by the Committee, which shall have the authority to waive the consequences under the Plan of the existence or occurrence of any of the events, acts or omissions constituting “Cause.”  The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time, and the term “Company” will be interpreted herein to include any affiliate or successor thereto, if appropriate.  Furthermore, a Participant’s employment shall be deemed to have terminated for Cause within the meaning hereof if, at any time (whether before, on, or after termination of the Participant’s employment), facts or circumstances are discovered that would have justified a termination for Cause.

5.                                       Section 409A.   Each payment due under this Plan shall be considered to be a separate payment for purposes of Section 409A of the Code, and all such payments are intended to be short-term deferrals that are exempt from Section 409A.  The Committee shall interpret and administer the Plan accordingly, and shall have complete discretion to make any determination and to take any determination that avoids any violation of Section 409A.

6.                                       Miscellaneous.

a.                                       Withholding.  Any amounts payable under this Plan shall be reduced by all required withholdings for state, federal and local employment, income, payroll or other taxes.

b.                                      No Right to Continued Employment.  Nothing contained in this Plan shall be construed as a guarantee or right of any Participant to be continued as an employee of the Company or its subsidiaries or as a limitation of the right of the Company or its subsidiaries to terminate the employment of the Participant for any or no reason.

c.                                       Governing Law.  This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without reference to conflict of law principles which would require application of the law of another jurisdiction (except to the minimum extent that the law of the State of Delaware specifically and mandatorily requires otherwise).

d.                                      Dispute Resolution.  Each of the parties agrees that any dispute between the parties regarding this Agreement shall be resolved only in the courts of the State of Delaware or the United States District Court for Delaware, and the appellate courts having jurisdiction of appeals in such courts. Without limiting the generality of the foregoing, each of the Company and the Participants hereto irrevocably and unconditionally (a) submits for himself or itself in any proceeding relating to this Plan, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Delaware, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such courts; and (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that he or it may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

e.                                       Notice.  All notices, requests, demands and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed given (i) when personally delivered to the recipient (provided a written acknowledgement of receipt is obtained), (ii) one (1) business day after being sent by a nationally recognized overnight courier (provided that a written acknowledgement of receipt is obtained by the overnight courier) or (iii) four (4) business days after mailing by certified or registered mail, postage prepaid, return receipt requested, to the party concerned at the address indicated below (or such other address as the recipient shall specify by ten (10) days’ advance written notice given in accordance with this paragraph (e):

To the Company:

FairPoint Communications, Inc.

Attention: General Counsel

521 East Morehead Street

Suite 500

Charlotte, North Carolina 28202

To the Participant: The last address shown in the Company’s records.

f.                                         Successors and Assigns.  This Plan shall be binding upon and shall inure to the benefit of the Company, its successors and assigns.  The term “Company” as used herein shall include such successors and assigns.

g.                                      Anti-alienation Clause.  No benefit, distribution or payment under the Plan may be anticipated, assigned (either at law or in equity), alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process whether pursuant to a “qualified domestic relations order” as defined in Section 414(p) of the Code or otherwise.

h.                                      Beneficiary Designation.  A Participant may from time to time designate, in the manner specified by the Company, a beneficiary to receive in the event of the Participant’s death any payment due under the Plan.  In the event that there is no properly designated beneficiary living at the time of a Participant’s death, his benefit hereunder shall be paid to his or her estate.

i.                                          Amendment. The Board or the Committee may amend this Plan from time to time with the prior consent of the Lender Steering Committee; provided that any amendment that adversely and materially affects a Participant will be subject to the Participant’s written consent thereto.

j.                                          Representation.  The Company represents and warrants that no amounts were paid or will be payable pursuant to the 2009 Annual Incentive Plan or under any other plan for performance in 2009.

IN WITNESS WHEREOF, the Company’s Board has caused this Plan to be adopted as of the Effective Date.

Exhibit A

FAIRPOINT COMMUNICATIONS, INC.

2010 Success Bonus Plan:

“Success Bonus as a Percent of Base Salary”

NOTE: Actual payments will be calculated based on emergence date and other parameters of the plan

Exhibit B

FAIRPOINT COMMUNICATIONS, INC.

2010 Success Bonus Plan:

Success Bonus Performance Measures and Scaler

Success Bonus Performance Measures

EBITDAR less Capital Expense

	Nov-Dec 2009	Q1	Q2	Q3	Q4
Maximum @ 150%	4,419	41,512	76,492	129,139	185,146
Target at 100%	1,903	35,224	66,431	115,305	167,539
Threshold @ 50%	(913)	28,812	55,165	99,814	147,824

Operations

Maximum @ 150%	>=78.75%	<=11.5%	>=92.5%
Target at 100%	77.5%	12.0%	90.0%
Threshold @ 50%	75.0%	13.0%	85.0%

Awards will be calculated by interpolating between results

Maximum achievement under all goals will be capped at 150%

Success Bonus Scaler for Emergence in 2010

Month of Emergence	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec *
Percent of Bonus	120%	120%	120%	120%	120%	120%	100%	100%	100%	90%	80%	80%

* December 2010 and thereafter.